Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2008 EARNINGS

Robbinsville, New Jersey, November 7, 2008 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today its results of operation for the three and nine months ended September 30, 2008. The Company’s consolidated net income for the three and nine months ended September 30, 2008 was $1.0 million and $3.4 million, respectively. Earnings per share were $.03 and $.11 for the same periods of time.

At September 30, 2008 the Company’s consolidated assets increased 14.0% to $1.0 billion compared to December 31, 2007’s level of $907.1 million, deposits increased 12.2% to $730.6 million and equity increased slightly to $219.1 million from $218.3 million at December 31, 2007, as the income from earnings was partially mitigated by stock repurchases and dividends.

“Earnings in the current quarter were pressured by the prevailing low interest rate environment and burdened by the costs of new branches, languishing loan demand, a full quarter of operations of our subsidiary bank, RomAsia, and expense associated with the implementation of our stock incentive plans”, stated Peter Inverso, President and CEO. “While we are not satisfied, our capacity to absorb these costs and expenses, yet still report earnings of a million dollars during a period of extreme economic stress and uncertainty, is indicative of the inherent strength of our Company”, he added.

Inverso noted, “Assets for the first time surpassed one billion dollars. Growth was fueled by a strong increase in deposits and borrowings of $40 million under a qualified repurchase agreement used to match fund investments in higher yielding mortgage backed securities. Our overall asset quality remains sound. The quality of our investment portfolio is very good, with no holdings of corporate mortgage backed securities or Fannie or Freddie preferred stock.”

“Big bank illiquidity which has tightened the credit markets is providing commercial loan opportunities for the Company. However, we are more selective in the requests we will entertain with a heightened emphasis on quality and rate. Our non-performing loans remained virtually unchanged since the June quarter as we continue our efforts to reduce them by year end”, he commented.

“We have been successful in deposit attraction as our communities seek the comfort and safety of a well capitalized bank with an enviable reputation for safety and soundness. Roma Bank is now the oldest, largest, and most well capitalized bank headquartered in Mercer County. Additionally, we are pleased that our seventh consecutive quarterly cash dividend was paid on October 22, 2008 to stockholders of record on October 8, 2008”, concluded Inverso.

For the three and nine months ended September 30, 2008, net interest income was $7.2 million and $20.7 million, compared to $7.2 million and $21.2 million in the prior year.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 87 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.